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                                                                 Exhibit (d)(25)
                           THE PROGRESSIVE CORPORATION
                      EXECUTIVE DEFERRED COMPENSATION TRUST
                  (NOVEMBER 8, 2002 AMENDMENT AND RESTATEMENT)


         WHEREAS, The Progressive Corporation Executive Deferred Compensation Trust is currently maintained pursuant to a December 1, 1998 Amendment and Restatement between The Progressive Corporation ("Company") and American Express Trust Company ("American Express") as trustee, and the First Amendment thereto; and

         WHEREAS, American Express has been removed as trustee effective upon the close of business on November 8, 2002; and

         WHEREAS, Company has designated Fidelity Management Trust Company ("Trustee") as the new trustee of the Plan effective November 8, 2002; and

         WHEREAS, Company and Trustee desire to amend and restate the Trust Agreement to reflect the designation of Fidelity Management Trust Company as Trustee and to make certain other changes in the Trust;

         NOW, therefore, effective November 8, 2002, Company and Trustee hereby amend and restate the Trust Agreement in its entirety to provide as follows:


SECTION 1. Establishment of Trust

(a) Company hereby deposits with Trustee in trust Ten Dollars ($10.00), which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

(b)      The Trust hereby established shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein. Any assets held by the Trust will also be subject to the federal and state law claims of general creditors of each subsidiary of Company that employs Plan

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         participants ("Subsidiary") in the event of Insolvency, as defined in
         Section 3(a) herein, but only to the extent of the amounts due under the Plan to participants attributable to the period that such participants were employed by such Subsidiary.

(e) Within 30 days following the end of the Plan year(s), ending after the Trust has become irrevocable pursuant to Section 1(b) hereof, Company shall be required to irrevocably deposit additional cash or other property to the Trust in an amount sufficient to pay each Plan participant or beneficiary the benefits payable pursuant to the terms of the Plan as of the close of the Plan year(s). Trustee shall have no duty to enforce any funding obligations of Company and the duties of Trustee shall be governed solely by the terms of the Trust without reference to the Plan.


SECTION 2. Payments to Plan Participants and Their Beneficiaries

(a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. Company shall have the sole responsibility for all tax withholding, filings and reports. Trustee shall withhold such amounts from distributions as Company may direct and shall follow the instructions of Company with respect to remission of such withheld amounts to appropriate governmental authorities.

(b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined by Company or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due. Trustee shall notify Company where principal and earnings are not sufficient to make a payment then due under the Payment Schedule.



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SECTION 3. Trustee Responsibility Regarding Payments to Trust Beneficiary When
           Company is Insolvent.

(a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company, or any subsidiary that ever employed such participants, is Insolvent, subject to the provisions of Section 3(b) below. Company or a Subsidiary shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company or such Subsidiary is unable to pay its debts as they become due, or (ii) Company or such Subsidiary is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)      At all times during the continuance of this Trust, as provided in
         Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company and, to the extent provided in Section 1(d), each Subsidiary, under federal and state law as set forth below.

         (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's or any Subsidiary's Insolvency. If a person claiming to be a creditor of Company or a Subsidiary alleges in writing to Trustee that Company or such Subsidiary has become Insolvent, Trustee shall determine whether Company or such Subsidiary is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.

         (2) Unless Trustee has actual knowledge of Company's or any Subsidiary's Insolvency, or has received notice from Company or a Subsidiary or a person claiming to be a creditor alleging that Company or a Subsidiary is Insolvent, Trustee shall have no duty to inquire whether Company or a Subsidiary is Insolvent. Trustee may in all events rely on such evidence concerning Company's or any Subsidiary's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's or any Subsidiary's solvency. Trustee may appoint an independent accounting or consulting firm to make any determination required by Trustee under this Section 3, in which event Trustee may conclusively rely upon the determination by such firm and shall be responsible only for the prudent selection of the firm.

         (3) If at any time Trustee has determined that Company or a Subsidiary is Insolvent, Trustee shall discontinue payments to all Plan participants and their beneficiaries (if Company is Insolvent) or Plan participants who were ever employed by such Subsidiary (if such Subsidiary is Insolvent), and shall hold the assets of the Trust for the benefit of Company's or such Subsidiary's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise. Company shall be responsible for furnishing Trustee with current information regarding identities of Subsidiaries and participants who were ever employed by each such Subsidiary.


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         (4)      Trustee shall resume the payment of benefits to Plan
                  participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company, or a Subsidiary as the case may be, is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance, all in accordance with the Payment Schedule, which shall be modified by Company as necessary to comply with the provisions of this paragraph (c).


SECTION 4. Payments to Company.

Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the Trust assets before all payment of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan.


SECTION 5.  Investment Authority.

              (a) Selection of Investment Options. The Trustee shall have no responsibility for the selection of investment options under the Trust and shall not render investment advice to any person in connection with the selection of such options.

              (b) Available Investment Options. The Company shall direct the Trustee as to what investment options the Trust shall be invested in (i) during the period beginning on the initial transfer of assets to the Trust and ending on the completion of the reconciliation of Trust records (the "reconciliation period"), and (ii) following the reconciliation period, subject to the following limitations. The Company may determine to offer as investment options only (i) publicly-traded common stock issued by the Company ("Company Stock")", and (ii) securities issued by the investment companies advised by Fidelity Management & Research Company and certain investment companies not advised by Fidelity Management & Research Company identified collectively as Mutual Funds on Schedule "A" attached hereto; provided, however, that the Trustee shall not be considered a fiduciary with investment discretion. The Company may add or remove investment options with the consent of the Trustee (which shall not be unreasonably


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withheld) and upon mutual amendment of this Trust Agreement and the Schedules thereto to reflect such additions.

              (c) Investment Directions. The Company shall direct the Trustee as to the investment of Trust assets. In order to provide for an accumulation of assets comparable to the contractual liabilities accruing under the Plan, the Company may direct the Trustee in writing to invest the assets held in the Trust to correspond to the hypothetical investments made for Participants under the Plan. Such directions may be made by Plan participants by use of the telephone exchange system, the internet or such other electronic means as may be agreed upon from time to time by the Company and the Trustee, maintained for such purposes by the Trustee or its agents, in accordance with written Exchange Guidelines attached hereto as Schedule "E". In the event that the Trustee fails to receive a proper direction from the Company or from Participants, the assets in question shall be invested in Fidelity Retirement Money Market Portfolio until the Trustee receives a proper direction.

              The Company's designation of available investment options under paragraphs (a) and (b) above, the maintenance of accounts for each Plan participant and the crediting of hypothetical shares of Company Stock or other investments to such accounts, the giving of investment directions by participants under this paragraph (c), and the exercise by participants of any other powers relating to investments under this Section 4 are solely for the purpose of providing a mechanism for measuring the obligation of the Company to any particular participant under the applicable Plan. As provided in Section 1(d) above, no participant or beneficiary will have any preferential claim to or beneficial ownership interest in any asset or investment of the Trust, and the rights of any participant and his or her beneficiaries under the applicable Plan and the Trust are solely those of an unsecured general creditor of the Company with respect to the benefits of the participant under the Plan.

              (d) Mutual Funds. The Company hereby acknowledges that it has received from the Trustee a copy of the prospectus for each Mutual Fund selected by the Company as a Plan investment option. Trust investments in Mutual Funds shall be subject to the following limitations:

                   (i) Execution of Purchases and Sales. Purchases and sales of Mutual Funds (other than for Exchanges) shall be made on the date on which the Trustee receives from the Company in good order all information and documentation necessary to accurately effect such purchases and sales (or in the case of a purchase, the subsequent date on which the Trustee has



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received a wire transfer of funds necessary to make such purchase). Transactions involving Mutual Funds not advised by Fidelity Management & Research Company shall be executed in accordance with the operating procedures set forth in Schedule "D" attached hereto. Exchanges of Fidelity Mutual Funds shall be made on the same business day that the Trustee receives a proper direction if received before market close (generally 4:00 p.m. eastern time); if the direction is received after market close (generally 4:00 p.m. eastern time), the exchange shall be made the following day.

                   (ii) Voting. At the time of mailing of notice of each annual or special stockholders' meeting of any Mutual Fund, the Trustee shall send a copy of the notice and all proxy solicitation materials to the Company, together with a voting direction form for return to the Trustee or its designee. The Trustee shall vote the shares held in the Trust in the same manner as directed by the Company. The Trustee shall not vote shares for which it has received no corresponding directions from the Company. With respect to all rights other than the right to vote, the Trustee shall follow the directions of the Company.

         (e) Company Stock. Trust investments in Company Stock shall be subject to the following limitations:

                  (i) Acquisition Limit. The Trust may be invested in Company Stock to the extent directed by the Company. The Company shall have the responsibility to determine and monitor the suitability of Company Stock as an investment medium under the Trust.

                  (ii) Acquisition of Company Stock. The Company shall continually monitor the suitability of acquiring and holding Company Stock. The Trustee shall not be liable for any loss, or expense, which arises from the directions of the Company with respect to the acquisition and holding of Company Stock, unless it is clear on their face that the actions to be taken under those directions would be prohibited by any applicable law or would be contrary to the terms of this Agreement.

                  (iii)  Execution of Purchases and Sales.

                           (A) Purchases and sales of Company Stock (other than
for exchanges) shall be made on the open market on the date on which the Trustee receives from the Company in good order all information, documentation, and wire transfer of funds (if applicable), necessary to accurately effect such transactions. Exchanges of Company Stock shall be made in accordance with the Exchange Guidelines attached hereto as Schedule "E". Such general rules



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shall not apply in the following circumstances:

                                    (1) If the Trustee is unable to purchase or
sell the total number of shares required to be purchased or sold on such day as a result of market conditions; or

                                    (2) If the Trustee is prohibited by the
Securities and Exchange Commission, the New York Stock Exchange, or any other regulatory body from purchasing or selling any or all of the shares required to be purchased or sold on such day.

In the event of the occurrence of the circumstances described in (1) or (2) above, the Trustee shall purchase or sell such shares as soon as possible thereafter and shall determine the price of such purchases or sales to be the average purchase or sales price of all such shares purchased or sold, respectively. The Trustee may follow directions from the Company to deviate from the above purchase and sale procedures provided that such direction is made in writing by the Company.

                           (B) Purchases and Sales from or to Company. If
directed by the Company in writing prior to the trading date, the Trustee may purchase or sell Company Stock from or to the Company if the purchase or sale is for adequate consideration and no commission is charged.

                           (C) Use of an Affiliated Broker. The Company hereby
directs the Trustee to use Fidelity Capital Markets ("Capital Markets") to provide brokerage services in connection with any purchase or sale of Company Stock. Capital Markets shall execute such directions directly or through its affiliate, National Financial Services Company ("NFSC"). The provision of brokerage services shall be subject to the following:

                                    (1) As consideration for such brokerage
services, the Company agrees that Capital Markets shall be entitled to remuneration under this authorization provision in the amount of five cents ($.05) commission on each share of Company Stock up to 10,000 shares in a singular transaction, four cents ($.04) commission on each share of Company Stock from 10,001 to 19,999 shares in a singular transaction, and three and four-tenth cents ($.034) commission on each share of Company Stock in excess of 19,999 shares in a singular transaction. Any increase in such remuneration may be made only by a signed agreement between Company and Trustee.


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                                    (2) The Trustee will provide the Company
with the following: a description of Capital Markets' brokerage placement practices and a form by which the Company may terminate this direction to use a broker affiliated with the Trustee. The Trustee will provide the Company with this termination form annually, as well as quarterly and annual reports which summarize all securities transaction-related charges incurred by the Plan.

                                    (3) Any successor organization of Capital
Markets, through reorganization, consolidation, merger or similar transactions, shall, upon consummation of such transaction, become the successor broker in accordance with the terms of this authorization provision.

                                    (4) The Trustee and Capital Markets shall
continue to rely on this direction provision until notified to the contrary. The Company reserves the right to terminate this direction upon written notice to Capital Markets (or its successor) and the Trustee.

                  (iv) Securities Law Reports. The Company shall be responsible for filing all reports required under Federal or state securities laws with respect to the Trust's ownership of Company Stock, including, without limitation, any reports required under section 13 or 16 of the Securities Exchange Act of 1934, and shall immediately notify the Trustee in writing of any requirement to stop purchases or sales of Company Stock pending the filing of any report. The Company shall be responsible for the registration of any Plan interests to the extent required under Federal or state securities law. The Trustee shall provide to the Company such information on the Trust's ownership of Company Stock as the Company may reasonably request in order to comply with Federal or state securities laws.

                  (v) Voting and Tender Offers. Notwithstanding any other provision of this Agreement the provisions of this Section shall govern the voting and tendering of Company Stock. The Company shall pay for all printing, mailing, tabulation and other costs associated with the voting and tendering of Company Stock. The Trustee, after consultation with the Company, shall prepare the necessary documents associated with the voting and tendering of Company Stock.

                           (A) Voting. When the issuer of Company Stock prepares
for any annual or special meeting, the Company shall notify the Trustee at least thirty (30) days in advance of the intended record date and shall cause a copy of all proxy solicitation materials to be sent to the Trustee. The Trustee shall prepare a voting instruction form and shall provide a copy to the



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Company, to be returned to the Trustee or its designee. Upon its receipt of the directions, the Trustee shall vote the shares of Company Stock as directed by the Company. Except as otherwise required by law, the Trustee shall not vote shares of Company Stock for which it has received no directions from the Company.

                           (B) Tender Offers. Upon commencement of a tender
offer for any securities held in the Trust that are Company Stock, the Company shall timely notify the Trustee in advance of the intended tender date and shall cause a copy of all materials to be sent to the Trustee. The Trustee shall prepare a tender instruction form and shall provide a copy to the Company, to be returned to the Trustee or its designee. Upon receipt of directions, the Trustee shall tender or not tender shares of Company Stock as directed by the Company. Except as otherwise required by law, the Trustee shall not tender shares of Company Stock for which it has received no directions from the Company. Pending receipt of directions from the Company as to which of the remaining investment options the proceeds should be invested in, the Trustee shall invest the proceeds in Fidelity Retirement Money Market Portfolio.

                  (vi) General. With respect to all rights other than the right to vote, the right to tender, and the right to withdraw shares previously tendered, in the case of Company Stock credited to a participant's accounts, the Trustee shall follow the directions of the Company.

                  (vii) Conversion. All provisions in this Section 5(e) shall also apply to any securities received as a result of a conversion of Company Stock.

SECTION 6. Disposition of Income.

(a) During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.




SECTION 7. Accounting by Trustee.

(a) Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 30 days following the close of each calendar year and within 60 days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments,



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         receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.


SECTION 8. Responsibility of Trustee.

(a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request, or approval given by Company which is contemplated by, and in conformity with, the terms of this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

(b) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

(c) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(d) Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy and shall act with respect to any such policy only as directed by Company.

(e) However, notwithstanding the provisions of Section 8(d) above, Trustee may loan to Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

(g) The Trustee may rely without question on directions received from the Company as set forth in Schedule "C".



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SECTION 9. Compensation and Expenses of Trustee.

Company shall pay all administrative and Trustee's fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust. Fees payable to the Trustee shall be set forth in Schedule "B".

SECTION 10. Resignation and Removal of Trustee.

(a) Trustee may resign at any time by written notice to Company, which shall be effective not less than 180 days after receipt of such notice unless Company and Trustee agree otherwise.

(b) Trustee may be removed by Company on not less than 180 days notice or upon shorter notice accepted by Trustee.

(c) If Trustee resigns or is removed within two years after a Change of Control, as defined herein, Company shall apply to a court of competent jurisdiction for the appointment of a successor trustee or for instructions.

(d) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 60 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

(e) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.



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Section 11. Appointment of Successor.

(a)      If Trustee resigns or is removed in accordance with Section 10(a) or
         (b) hereof, Company may appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

(b) If Trustee resigns or is removed pursuant to the provisions of Section 10(c) hereof and a court of competent jurisdiction appoints a successor Trustee, the appointment shall be effective when accepted in writing by the new Trustee. The new Trustee shall have all the rights and powers of the former Trustee, including ownership rights in Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor Trustee to evidence the transfer.

(c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claims or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.


SECTION 12. Amendment or Termination.

(a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof. Company shall be solely responsible for determining whether an amendment conflicts with the terms of the Plan.

(b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company pursuant to certification of Company to Trustee that the conditions for termination of the Trust have been met.

(c) Upon written approval of participants or beneficiaries entitled to payment of benefits pursuant to the terms of the Plan, Company may terminate this Trust prior to the time all benefit payments under the Plan have been made. All assets in the Trust at termination shall be returned to Company.




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SECTION 13. Miscellaneous

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

(d) For purposes of this Trust, Change of Control shall mean a "Change in Control" or "Potential Change in Control" within the meaning of The Progressive Corporation 1995 Incentive Plan. Company shall notify Trustee promptly of any Change of Control and Trustee shall have no responsibility to independently determine whether a Change of Control has occurred.

(e) Company shall indemnify Trustee against, and hold Trustee harmless from, any and all loss, damage, penalty, liability, cost, expense and reasonable attorney's fees and disbursements, that may be incurred by, imposed upon or asserted against Trustee by reason of any claim, regulatory proceeding or litigation arising from any act done or omitted to be done by any individual or person with respect to the Plan or Trust, excepting only any and all loss, damage, penalty, liability, cost, expense and reasonable attorney's fees and disbursements, to the extent arising from Trustee's negligence in performing or failing to perform any of the duties specifically allocated to the Trustee under the terms of this Agreement or from the Trustee's willful misconduct or bad faith. Trustee agrees to indemnify and hold Company harmless from and against any and all loss, damage, penalty, liability, cost, expense and reasonable attorney's fees and disbursements incurred by, imposed upon or asserted against Company by reason of any claim, regulatory proceeding or litigation to the extent arising from the Trustee's negligence in performing or failing to perform any of the duties specifically allocated to the Trustee under the terms of this Agreement or from the Trustee's willful misconduct or bad faith.

SECTION 14. Transferred Assets; Administration of Transferred Assets; Powers and
            Duties of Trustee

(a) There will, from time to time, subsequent to December 1, 2000, be delivered to the Trustee cash proceeds ("Midland Assets") previously held pursuant to the Midland Companies' Amended and Restated Director and Executive Cash or Deferred Compensation Plan ("Midland Plan"). All such Midland Assets shall be held, administered and disbursed by the Trustee as part of the Trust, pursuant to the provisions of this Agreement, as in effect from time to time subsequent to December 1, 2000.


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(b)      The Trustee will have no duty to verify whether the amount of any such
         Midland Assets delivered to it is correct, and shall have no duty of inquiry into the prior administration of the Midland Plan or funding for the Midland Plan.

(c) Such Midland Assets shall be invested in accordance with the provisions of Section 5.

         IN WITNESS WHEREOF, Company and Trustee have hereunto caused this Trust Agreement to be executed by their duly authorized representatives as of the date set forth above.


THE PROGRESSIVE CORPORATION                 FIDELITY MANAGEMENT TRUST COMPANY

By:  /s/ Stephen D. Peterson                By:  /s/ Carolyn Redden
    ------------------------------              ------------------------------

Title: Treasurer                            Title: Vice President
       ---------------------------                -----------------------------

Date: November 7, 2002                      Date: November 8, 2002

                                  SCHEDULE "A"

                    RECORDKEEPING AND ADMINISTRATIVE SERVICES


* The Trustee will provide only the recordkeeping and administrative services set forth on this Schedule "A" and no others.


Administration

     o Establishment and maintenance of participant account and election percentages.

     *    Maintenance of the following money classifications:

          1995 Gainshare
          1996 Gainshare
          1997 Gainshare
          1998 Gainshare
          1999 Gainshare
          Midland
          Deferred to Age 43
          Deferred to Age 47
          Deferred to Age 51
          Deferred to Age 55
          Deferred to Age 59
          Deferred til term

     *    Maintenance of the following plan investment options:

          Fidelity Retirement Money Market Portfolio
          Oakmark Equity & Income Fund
          Vanguard Institutional Index Fund
          Washington Mutual Investors Fund - Class A
          Fidelity Dividend Growth Fund
          Fidelity Mid-Cap Stock Fund
          Wasatch Small Cap Growth Fund
          Fidelity Diversified International Fund
          FMA Small Company Portfolio - Institutional Class
          Janus Worldwide Fund
          PIMCO Total Return Fund (Admin)
          The Progressive Corporation Stock Fund

Processing

*    Processing of mutual fund trades and employer stock.

* Maintain and process changes to participants' prospective investment mix elections.

*    Process exchanges between investment options on a daily basis.

* Provide as requested processing of payroll contribution data via plan Sponsor Workstation.

* Provide as requested reconciliation and processing of participant withdrawal requests as approved and directed by the Company. All withdrawal requests will be based on the current market values of the participants' accounts, not advances or estimated values. The "current market value" of a participant's account shall be the account value on the business day that direction is received from the Company in good order by the Trustee, if such direction is received before 4:00 p.m. (E.T.). If direction from the Company is received by the Trustee after 4:00 p.m. (E.T.) on a business day, then the current market value of a participant's account shall be the account value on the next business day.

Other

* Prepare, reconcile and deliver a monthly Trial Balance Report presenting all money classes and investments. This report is based on the market value as of the last business day of the month. The report will be delivered not later than thirty (30) days after the end of each month in the absence of unusual circumstances.

* Prepare, reconcile and deliver a Quarterly Administrative Report presenting both on a participant and a total plan basis all money classes, investment positions and a summary of all activity of the participant and plan as of the last business day of the quarter. The report will be delivered not later than thirty (30) days after the end of each quarter in the absence of unusual circumstances.

* Prepare and distribute, either to the Company or to each plan participant directly, a quarterly detailed participant statement reflecting all activity for the period. Statements will be delivered not later than thirty
     (30) days after each quarter in the absence of unusual circumstances.

*    Provide monthly trial balance

* Prepare and mail to the participant, a confirmation of the transactions exchanges and changes to investment mix elections within five (5) business days of the participants instructions.

* Provide access to Plan Company Webstation (PSW). PSW is a graphical, Windows-based application that provides current plan and participant-level information, including indicative data, account balances, activity and history.

*    Provide Mutual Fund tax reporting (Forms 1099 Div. And 1099-B) to the
     Company.

* Provide necessary account information to the Company for issuance of participant checks and tax reporting.

* Prepare employee communications describing available investment options, including multimedia informational materials and group presentations.

COMMUNICATION SERVICES.

* PROVIDE EMPLOYEE COMMUNICATIONS DESCRIBING AVAILABLE INVESTMENT OPTIONS, INCLUDING MULTIMEDIA INFORMATIONAL MATERIALS AND GROUP PRESENTATIONS.

* FIDELITY PORTFOLIOPLANNER (SM), AN INTERNET-BASED EDUCATIONAL SERVICE FOR PARTICIPANTS THAT GENERATES TARGET ASSET ALLOCATIONS AND RECOMMENDED MODEL PORTFOLIOS CUSTOMIZED TO INVESTMENT OPTIONS IN THE PLAN(s) BASED UPON METHODOLOGY PROVIDED BY STRATEGIC ADVISERS, INC., AN AFFILIATE OF THE TRUSTEE. THE COMPANY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADV PART II FOR STRATEGIC ADVISERS, INC. MORE THAN 48 HOURS PRIOR TO EXECUTING THE TRUST.



ADMINISTRATOR                              FIDELITY MANAGEMENT TRUST COMPANY


By:  /s/ Stephen D. Peterson                By:  /s/ Carolyn Redden
    ------------------------------              ------------------------------

Title: Treasurer                            Title: Vice President
       ---------------------------                -----------------------------

Date: November 7, 2002                      Date: November 8, 2002

                                  SCHEDULE "B"

                                  FEE SCHEDULE


*    ANNUAL RECORDKEEPING FEE        $10,000.00 PER YEAR BILLED AND PAYABLE ON A
                                     QUARTERLY BASIS.

          o This fee will be imposed for each calendar quarter, or any part thereof, that it remains necessary to maintain a participant's account(s) as part of the Plan's records, e.g., vested, deferred, forfeiture, and terminated participants who must remain on file through calendar year-end for reporting purposes.



*    NON-FIDELITY MUTUAL FUNDS   NON-FIDELITY MUTUAL FUND VENDORS SHALL PAY
                                 SERVICE FEES DIRECTLY TO FIDELITY MANAGEMENT
                                 TRUST COMPANY EQUAL TO A PERCENTAGE
                                 (GENERALLY 25 OR 35 BASIS POINTS) OF PLAN
                                 ASSETS INVESTED IN SUCH NON-FIDELITY MUTUAL
                                 FUNDS.




     PLAN COMPANY WEBSTATION (PSW):   TWO USER I.D.'S PROVIDED
                                      FREE OF CHARGE.



*    TRUSTEE FEES             0.10% PER YEAR OF TRUST ASSETS INVESTED IN COMPANY
                              STOCK PAYABLE PRO RATA QUARTERLY ON THE BASIS OF
                              SUCH ASSETS AS OF THE CALENDAR QUARTER'S LAST
                              VALUATION DATE, BUT NO LESS THAN $5,000.00 NOR
                              MORE THAN $35,000.00 PER YEAR.

Other Fees: Separate charges for extraordinary expenses resulting from large numbers of simultaneous manual transactions, from errors not caused by Fidelity, reports not contemplated in this Agreement, corporate actions, or the provision of communications materials in hard copy which are also accessible to participants via electronic services in the event that the provision of such material in hard copy would result in an additional expense deemed to be material.


ADMINISTRATOR                               FIDELITY MANAGEMENT TRUST COMPANY


By:  /s/ Stephen D. Peterson                By:  /s/ Carolyn Redden
    ------------------------------              ------------------------------

Title: Treasurer                            Title: Vice President
       ---------------------------                -----------------------------

Date: November 7, 2002                      Date: November 8, 2002

                                  SCHEDULE "C"

                               [Progressive Logo]


Ms. Carolyn Redden
Fidelity Investments Institutional Operations Company
82 Devonshire Street, MM3H
Boston, Massachusetts  02109

                     The Progressive Corporation Executive
                           Deferred Compensation Plan

       *** NOTE: THIS SCHEDULE SHOULD CONTAIN NAMES AND SIGNATURES FOR ALL INDIVIDUALS WHO WILL BE PROVIDING DIRECTIONS TO FIDELITY REPRESENTATIVES IN CONNECTION WITH THE PLAN.

       FIDELITY REPRESENTATIVES WILL BE UNABLE TO ACCEPT DIRECTIONS FROM ANY INDIVIDUAL WHOSE NAME DOES NOT APPEAR ON THIS SCHEDULE.***

Dear Ms. Redden:

      This letter is sent to you in accordance with Section 8(g) of the Trust Agreement, dated as of November 8, 2002, between [name of Company] and Fidelity Management Trust Company. [I or We] hereby designate [name of individual], [name of individual], and [name of individual], as the individuals who may provide directions upon which Fidelity Management Trust Company shall be fully protected in relying. Only one such individual need provide any direction. The signature of each designated individual is set forth below and certified to be such.

        You may rely upon each designation and certification set forth in this letter until [I or we] deliver to you written notice of the termination of authority of a designated individual.

                                                 Very truly yours,

                                                 The Progressive Corporation

                                                 By: /s/ Stephen D. Peterson

                                                 Title: Treasurer

                                                 Date: November 7, 2002

/s/ Diane Hanowitz

/s/ Diane Morrissey

/s/ Francesca Scafidi

                                  SCHEDULE "D"

              OPERATIONAL GUIDELINES FOR NON-FIDELITY MUTUAL FUNDS

Pricing

By 7:00 p.m. Eastern Time ("ET) each Business Day, the Non-Fidelity Mutual Fund Vendor (Fund Vendor) will input the following information ("Price Information") into the Fidelity Participant Recordkeeping System ("FPRS") via the remote access price screen that Fidelity Investment Institutional Operations Company, Inc. ("FIIOC"), an affiliate of the Trustee, has provided to the Fund Vendor:
(1) the net asset value for each Fund at the Close of Trading, (2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, and (3) in the case of an income fund or funds, the daily accrual for interest rate factor ("mil rate"). FIIOC must receive Price Information each Business Day (a "Business Day" is any day the New York Stock Exchange is open). If on any Business Day the Fund Vendor does not provide such Price Information to FIIOC, FIIOC shall pend all associated transaction activity in the Fidelity Participant Recordkeeping System ("FPRS") until the relevant Price Information is made available by Fund Vendor.

Trade Activity and Wire Transfers

By 7:00 a.m. ET each Business Day following Trade Date ("Trade Date Plus One"), FIIOC will provide, via facsimile, to the Fund Vendor a consolidated report of net purchase or net redemption activity that occurred in each of the Funds up to 4:00 p.m. ET on the prior Business Day. The report will reflect the dollar amount of assets and shares to be invested or withdrawn for each Fund. FIIOC will transmit this report to the Fund Vendor each Business Day, regardless of processing activity. In the event that data contained in the 7:00 a.m. ET facsimile transmission represents estimated trade activity, FIIOC shall provide a final facsimile to the Fund Vendor by no later than 9:00 a.m. ET. Any resulting adjustments shall be processed by the Fund Vendor at the net asset value for the prior Business Day.

The Fund Vendor shall send via regular mail to FIIOC transaction confirms for all daily activity in each of the Funds. The Fund Vendor shall also send via regular mail to FIIOC, but no later than the fifth Business Day following calendar month close, a monthly statement for each Fund. FIIOC agrees to notify the Fund Vendor of any balance discrepancies within twenty (20) Business Days of receipt of the monthly statement.

For purposes of wire transfers, FIIOC shall transmit a daily wire for aggregate purchase activity and the Fund Vendor shall transmit a daily wire for aggregate redemption activity, in each case including all activity across all Funds occurring on the same day.

Prospectus Delivery

FIIOC shall be responsible for the timely delivery of Fund prospectuses and periodic Fund reports ("Required Materials") to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. The Fund Vendor shall be responsible for all materials and production costs, and hereby agrees to provide the Required Materials to the third-party vendor selected by FIIOC. The Fund Vendor shall bear the costs of mailing annual Fund reports to Plan participants. FIIOC shall bear the costs of mailing prospectuses to Plan participants.

Proxies

The Fund Vendor shall be responsible for all costs associated with the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to the Fund Vendor by the third-party vendor.

Participant Communications

The Fund Vendor shall provide internally prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with plan participants and in quarterly participant statements, which shall be electronic except for year-end paper reports.. The Company hereby consents to FIIOC's use of such materials and acknowledges that FIIOC is not responsible for the accuracy of third-party information. FIIOC shall seek the approval of the Fund Vendor prior to retaining any other third-party vendor to render such data or materials under this Agreement.

Compensation

FIIOC shall be entitled to fees as set forth in a separate agreement with the Fund Vendor.

Indemnification

The Fund Vendor shall be responsible for compensating participants and/or FIIOC in the event that losses occur as a result of (1) the Fund Vendor's failure to provide FIIOC with Price Information or (2) providing FIIOC with incorrect Price Information.

                                  SCHEDULE "E"
                               EXCHANGE GUIDELINES


The following exchange guidelines are currently employed by Fidelity Investments Institutional Operations Company, Inc. (FIIOC).

Exchange hours, via a Fidelity Participant service representative, are 8:30 a.m.
(ET) to 8:00 p.m. in the Participant's time zone in the continental United States on each business day. A "business day" is any day on which the New York Stock Exchange (NYSE) is open.

Exchanges via the internet (Netbenefits) may be made virtually 24 hours a day.

Exchanges via Voice Response System ("VRS") may be made virtually 24 hours a day.

FIIOC reserves the right to change these exchange guidelines at its discretion.

Note: The NYSE's normal closing time is 4:00 p.m. (ET); in the event the NYSE alters its closing time, all references below to 4:00 p.m. (ET) shall mean the NYSE closing time as altered.

                                  MUTUAL FUNDS

         EXCHANGES BETWEEN MUTUAL FUNDS

In accordance with this Agreement, the Sponsor may direct that Participants contact Fidelity on any day to exchange between mutual funds. If the request is confirmed before the close of the market (generally, 4:00 p.m. ET) on a business day, it will receive that day's trade date. Requests confirmed after the close of the market on a business day (or on any day other than a business day) will be processed on a next day basis.

Participants who wish to exchange out of a mutual fund into another mutual fund may call two times each quarter.

                                  SPONSOR STOCK

I.   EXCHANGES FROM MUTUAL FUNDS INTO SPONSOR STOCK

     Sponsor Stock exchanges are processed on a weekly cycle - Monday through Thursday. On the day the window closes or next valid trade date, the mutual fund is sold. The day after the window closes or next valid trade date, the stock is purchased. The stock purchase is seen in the account two days after the close of the window (day after trade date). The purchase of the stock is settled currently (trade date + 3 days).

     Participants who wish to exchange out of a mutual fund into Sponsor Stock may call two times each quarter.

II.  EXCHANGES FROM SPONSOR STOCK INTO MUTUAL FUNDS

     Sponsor Stock exchanges are processed on a weekly cycle - Monday through Thursday. On the day after the close of the window or next valid trade date, the stock is sold. During the settlement period (three days), the balance is reduced by the amount of the trade. After the proceeds of the stock are available (trade date plus three days), the "in" side of the exchange (mutual funds, in this case) is purchased currently.


The Progressive Corporation                 Fidelity Management Trust Company


By:  /s/ Stephen D. Peterson                By:  /s/ Carolyn Redden
    ------------------------------              ------------------------------

Title: Treasurer                            Title: Vice President
       ---------------------------                -----------------------------

Date: November 7, 2002                      Date: November 8, 2002

                               [Progressive Logo]



John M. Kimpel, Esq.
Vice President and Pension Counsel
Fidelity Investments
82 Devonshire Street, F7A
Boston, MA  02109

        RE:  INVESTMENT INSTRUCTIONS FOR RABBI TRUST ASSETS

Dear Mr. Kimpel:

      The participants under The Progressive Corporation Executive Deferred Compensation Plan ("Plan") have the right to direct the investment of their Plan account in hypothetical investment options, which are currently based on a number of registered investment companies advised by Fidelity Management & Research Company ("Fidelity Mutual Funds") and certain investment companies not advised by Fidelity Management & Research Company ("Non-Fidelity Mutual Funds") and Sponsor Stock. Fidelity Management Trust Company has agreed pursuant to a Trust Agreement with The Progressive Corporation dated November 8, 2002 to receive such participant directions.

      The Company hereby directs the Trustee to invest funds contributed to the rabbi trust in a manner which corresponds directly to elections made by participants under the plan.

      This procedure will remain in effect until a revised instruction letter is provided by the Company and accepted by the Trustee.

                                                 Sincerely,

                                                 The Progressive Corporation

                                                 By: /s/ Stephen D. Peterson

                                                 Title: Treasurer

                                                 Date: November 7, 2002